                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                               Moore-Handley, Inc.
                                (Name of Issuer)

                     Common Stock, par value $.10 per share
                         (Title of Class of Securities)

                                   0006157621
                                 (CUSIP Number)

                                  Donna Rosario
                                Barker, Lee & Co.
                                530 Fifth Avenue
                               New York, NY 10036
                                 (212) 398-8700
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                November 24, 1997
                  (Date of Event which Requires Filing of this
                                   Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

        Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

        * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 2 of 13 Pages




(1)     Names of Reporting Persons
        S.S. or I.R.S. Identifica-
        tion Nos. of Above Persons   Barker, Lee & Co. Limited Partnership
----------------------------------------------------------------------
(2)     Check the Appropriate Box              (a)
                                               -----------------------
        if a Member of a Group                 (b)       X
                                               -----------------------
----------------------------------------------------------------------
(3)     SEC Use Only
----------------------------------------------------------------------
(4)     Source of Funds
----------------------------------------------------------------------
(5)     Check if Disclosure of Legal
        Proceedings is Required Pursuant
        to Items 2(d) or 2(e)
----------------------------------------------------------------------
(6)     Citizenship or Place of
        Organization                               Connecticut
----------------------------------------------------------------------
Number of Shares       (7) Sole Voting Power            4,600
Beneficially Owned    ------------------------------------------------
by Each Reporting      (8) Shared Voting Power              0
Person With           ------------------------------------------------
                       (9) Sole Dispositive Power       4,600
                      ------------------------------------------------
                      (10) Shared Dispositive Power         0
----------------------------------------------------------------------
(11)    Aggregate Amount Beneficially
        Owned by Each Reporting Person                  4,600
----------------------------------------------------------------------
(12)    Check if the Aggregate Amount
        in Row (11) Excludes Certain Shares
----------------------------------------------------------------------
(13)    Percent of Class Represented
        by Amount in Row 11                                .2%
----------------------------------------------------------------------
(14)    Type of Reporting Person                           PN

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 3 of 13 Pages




(1)     Names of Reporting Persons
        S.S. or I.R.S. Identifica-     J.M.R. Barker Foundation
        tion Nos. of Above Persons
----------------------------------------------------------------------
(2)     Check the Appropriate Box              (a)
                                               -----------------------
        if a Member of a Group                 (b)        X
                                               -----------------------
----------------------------------------------------------------------
(3)     SEC Use Only
----------------------------------------------------------------------
(4)     Source of Funds
----------------------------------------------------------------------
(5)     Check if Disclosure of Legal
        Proceedings is Required Pursuant
        to Items 2(d) or 2(e)
----------------------------------------------------------------------
(6)     Citizenship or Place of
        Organization                               New York
----------------------------------------------------------------------
Number of Shares       (7) Sole Voting Power            33,700
Beneficially Owned    ------------------------------------------------
by Each Reporting      (8) Shared Voting Power               0
Person With           ------------------------------------------------
                       (9) Sole Dispositive Power       33,700
                      ------------------------------------------------
                      (10) Shared Dispositive Power          0
----------------------------------------------------------------------
(11)    Aggregate Amount Beneficially
        Owned by Each Reporting Person                  33,700
----------------------------------------------------------------------
(12)    Check if the Aggregate Amount
        in Row (11) Excludes Certain Shares
----------------------------------------------------------------------
(13)    Percent of Class Represented
        by Amount in Row 11                                1.6%
----------------------------------------------------------------------
(14)    Type of Reporting Person                            CO

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 4 of 13 Pages




(1)     Names of Reporting Persons
        S.S. or I.R.S. Identifica-
        tion Nos. of Above Persons   Quaker Hill Associates, L.P.
----------------------------------------------------------------------
(2)     Check the Appropriate Box              (a)
                                               -----------------------
        if a Member of a Group                 (b)        X
                                               -----------------------
----------------------------------------------------------------------
(3)     SEC Use Only
----------------------------------------------------------------------
(4)     Source of Funds
----------------------------------------------------------------------
(5)     Check if Disclosure of Legal
        Proceedings is Required Pursuant
        to Items 2(d) or 2(e)
----------------------------------------------------------------------
(6)     Citizenship or Place of
        Organization                               Delaware
----------------------------------------------------------------------
Number of Shares       (7) Sole Voting Power               1,100
Beneficially Owned    ------------------------------------------------
by Each Reporting      (8) Shared Voting Power                 0
Person With           ------------------------------------------------
                       (9) Sole Dispositive Power          1,100
                      ------------------------------------------------
                      (10) Shared Dispositive Power            0
----------------------------------------------------------------------
(11)    Aggregate Amount Beneficially
        Owned by Each Reporting Person                     1,100
----------------------------------------------------------------------
(12)    Check if the Aggregate Amount
        in Row (11) Excludes Certain Shares
----------------------------------------------------------------------
(13)    Percent of Class Represented
        by Amount in Row 11                                  .05%
----------------------------------------------------------------------
(14)    Type of Reporting Person                              PN

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 5 of 13 Pages




(1)     Names of Reporting Persons
        S.S. or I.R.S. Identifica-
        tion Nos. of Above Persons   Namakagon Associates, L.P.
----------------------------------------------------------------------
(2)     Check the Appropriate Box              (a)
                                               -----------------------
        if a Member of a Group                 (b)        X
                                               -----------------------
----------------------------------------------------------------------
(3)     SEC Use Only
----------------------------------------------------------------------
(4)     Source of Funds
----------------------------------------------------------------------
(5)     Check if Disclosure of Legal
        Proceedings is Required Pursuant
        to Items 2(d) or 2(e)
----------------------------------------------------------------------
(6)     Citizenship or Place of
        Organization                               Delaware
----------------------------------------------------------------------
Number of Shares       (7) Sole Voting Power               6,200
Beneficially Owned    ------------------------------------------------
by Each Reporting      (8) Shared Voting Power                 0
Person With           ------------------------------------------------
                       (9) Sole Dispositive Power          6,200
                      ------------------------------------------------
                      (10) Shared Dispositive Power            0
----------------------------------------------------------------------
(11)    Aggregate Amount Beneficially
        Owned by Each Reporting Person                     6,200
----------------------------------------------------------------------
(12)    Check if the Aggregate Amount
        in Row (11) Excludes Certain Shares
----------------------------------------------------------------------
(13)    Percent of Class Represented
        by Amount in Row 11                                   .3%
----------------------------------------------------------------------
(14)    Type of Reporting Person                              PN

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 6 of 13 Pages




              CONTINUATION PAGES OF AMENDMENT NO. 3 TO SCHEDULE 13D


               This Amendment No. 3 to Statement on Schedule 13D amends the Statement on Schedule 13D, filed with the Securities and Exchange Commission (the "Commission"), as amended by Amendment No. 1, filed with the Commission on December 24, 1987 ("Amendment No. 1") and Amendment No. 2, filed with the Commission on December 20, 1994 ("Amendment No. 2") by Barker, Lee & Co. Limited Partnership, a Connecticut limited partnership ("Barker, Lee"), (ii) J.M.R. Barker Foundation, a New York not-for-profit corporation ("Barker Foundation"),
(iii) Quaker Hill Associates, L.P., a Delaware limited partnership ("Quaker Hill") and (iv) Namakagon Associates, L.P., a Delaware limited partnership ("Namakagon") (herein referred to individually as a "Reporting Person" and, collectively, as "Reporting Persons"), relating to the beneficial ownership of the common stock, $.10 per share par value (the "Common Stock"), of Moore-Handley, Inc., a Delaware corporation (the "Company" or "Issuer").

               In accordance with Rule 101(a)(2)(ii) of Regulation S-T, this initial electronic filing does not restate Schedule 13D since this filing reports a change in the beneficial ownership of the Issuer which terminates the reporting obligation by the Reporting Persons. Items 1, 2, 4 and 5 of the
Schedule 13D are hereby amended.

Item 1. SECURITY AND ISSUER.

               The principal executive office of the Issuer is located at 3140 Pelham Parkway, Pelham, Alabama 35124.

Item 2. IDENTITY AND BACKGROUND.

               (a), (b), (c) and (f). Appendix A attached hereto and incorporated by reference herein has been revised to reflect the name, business address, principal occupation and citizenship of the current general partners, executive officers and directors of each Reporting Person.

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 7 of 13 Pages




Item 4. PURPOSE OF TRANSACTION.

               (c) On November 24, 1997, each Reporting Person listed below sold shares of Common Stock of the Issuer back to the Company as follows:

Reporting Person             Shares Sold      Price Per Share
----------------             -----------      ---------------
Barker, Lee                     34,800            $2.625
Quaker Hill                      8,400            $2.625
Namakagon                       47,400            $2.625

Item 5. INTEREST IN SECURITIES OF THE ISSUER.

               (a) Reference is made to Rows (11) and (13) of each Reporting Person's cover page.

               (b) Reference is made to Rows (7) through (10) of each Reporting Person's cover page.

               (e) November 24, 1997.

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 8 of 13 Pages




SIGNATURE.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 1, 1997


                             BARKER, LEE & CO. LIMITED PARTNERSHIP



                             By: /s/ Dwight E. Lee
                                 ------------------------------
                                       Dwight E. Lee
                                       Managing General Partner

                                  SCHEDULE 13D

CUSIP No. 0006157621                                          Page 9 of 13 Pages




SIGNATURE.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 1, 1997


                                    J.M.R. BARKER FOUNDATION



                                    By: /s/ Dwight E. Lee
                                        ---------------------------
                                        Dwight E. Lee
                                        Vice President and Director

                                  SCHEDULE 13D

CUSIP No. 0006157621                                         Page 10 of 13 Pages




SIGNATURE.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 1, 1997


                                    QUAKER HILL ASSOCIATES, L.P.



                                    By: /s/ Dwight E. Lee
                                        -------------------------------
                                        Dwight E. Lee
                                        General Partner

                                  SCHEDULE 13D

CUSIP No. 0006157621                                         Page 11 of 13 Pages




SIGNATURE.

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 1, 1997


                                    NAMAKAGON ASSOCIATES, L.P.



                                    By: /s/ Dwight E. Lee
                                        --------------------------------
                                        Dwight E. Lee
                                        General Partner

                                  SCHEDULE 13D

CUSIP No. 0006157621                                         Page 12 of 13 Pages




                                   APPENDIX A



                   NAME AND CITIZENSHIP OF GENERAL
REPORTING          PARTNER, EXECUTIVE                                                      PRINCIPAL
PERSON                OFFICER OR DIRECTOR                     BUSINESS ADDRESS             OCCUPATION
------             ---------------------------                ----------------             ----------
BARKER, LEE        Robert R. Barker                           530 Fifth Avenue             Investment Manager
                   General Partner (U.S.A.)                   New York, NY 10036

                   Dwight E. Lee                              530 Fifth Avenue             Investment Manager
                   General Partner (U.S.A.)                   New York, NY 10036

                   Estate of Elizabeth S. Barker              530 Fifth Avenue             Artist
                   General Partner (U.S.A.)                   New York, NY  10036          (Deceased 4/27/97)

                   W. Benjamin Barker                         Data Race                    CEO
                   General Partner (U.S.A.)                   11550 IH-10 West
                                                              Suite 395
                                                              San Antonio, TX 78230

BARKER             Robert R. Barker                           530 Fifth Avenue             Investment Manager
FOUNDATION         President and Director (U.S.A.)            New York, NY 10036

                   W. Benjamin Barker                         Data Race                    CEO
                   Vice President and Director                11550 IH-10 West
                   (U.S.A.)                                   Suite 395
                                                              San Antonio, TX 78230

                   Dwight E. Lee                              530 Fifth Avenue             Investment Manager
                   Vice President and Director                New York, NY 10036
                   (U.S.A.)

                   Robert P. Connor                           Rockefeller & Co.            Director of
                   Treasurer and Director (U.S.A.) &          30 Rockefeller Plaza         Client Services
                   Asst. Secretary                            54th Floor
                                                              New York, NY  10020

                   Maureen Hopkins                            530 Fifth Avenue             Office Manager
                   Admin. Secretary (U.S.A.)                  New York, NY 10036

                   Donna Rosario                              530 Fifth Avenue             Controller
                   Asst. Treasurer (U.S.A.)                   New York, NY 10036

                   Ann Barker                                 P.O. Box 408                 Teacher
                   Director (U.S.A.)                          East Middlebury, VT
                                                              05740

                   Margaret W. Barker Clark                   Box 96                       Teacher
                   Director (U.S.A.)                          Grafton, VT 05146

                   John W. Holman, Jr.                        17 State Street              Investment Manager
                   Director (U.S.A.)                          New York, NY 10004

                   Richard Kahn                               224 West Lake Drive          Retired Attorney
                   Director (U.S.A.)                          Montauk, NY 11954

                                  SCHEDULE 13D

CUSIP No. 0006157621                                         Page 13 of 13 Pages



                   NAME AND CITIZENSHIP OF GENERAL
REPORTING          PARTNER, EXECUTIVE                                                      PRINCIPAL
PERSON                OFFICER OR DIRECTOR                     BUSINESS ADDRESS             OCCUPATION
------             ---------------------------                ----------------             ----------
QUAKER HILL        Dwight E. Lee                              530 Fifth Avenue             Investment Manager
                   General Partner (U.S.A.)                   New York, NY 10036

NAMAKAGON          Robert R. Barker                           530 Fifth Avenue             Investment Manager
                   General Partner (U.S.A.)                   New York, NY 10036

                   Dwight E. Lee                              530 Fifth Avenue             Investment Manager
                   General Partner (U.S.A.)                   New York, NY 10036

                   James R. Barker                            Thomson Financial            Computer Software
                   General Partner (U.S.A.)                   Networks
                                                              11 Farnsworth
                                                              Boston, MA 02210